Exhibit 3.1

MERITAGE CORPORATION

ARTICLES OF AMENDMENT

Meritage Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:                   The charter of the Corporation is hereby amended to change the name of the Corporation to Meritage Homes Corporation.

SECOND:              The amendment of the charter of the Corporation as hereinabove set forth was approved by a majority of the entire board of directors and the amendment was limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:                  These Articles of Amendment will be effective on September 14, 2004, or such later date as the Department accepts the Articles of Amendment for record.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Co-Chairman and Chief Executive Officer and attested to by its Secretary on the 10th day of September, 2004.

ATTEST:	MERITAGE CORPORATION

/s/ Larry W. Seay	By:	/s/ Steven J. Hilton
Larry W. Seay, Secretary		Steven J. Hilton, Co-Chairman
and Chief Executive Officer